Exhibit 99.1

Parkway Acquisition Corp. Announces First Quarter 2019 Results

FOR IMMEDIATE RELEASE
For more information contact:
Blake Edwards, President & CEO – 276-773-2811
Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, May 2, 2019 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced first quarter 2019 earnings.

As previously announced, Parkway acquired Great State Bank (“Great State”) on July 1, 2018.  As such, all information contained herein as of and for periods subsequent to July 1, 2018 reflects the combined operations of Parkway and Great State.

Results of Operations for the Three Months ended March 31, 2019 and 2018

Parkway recorded net income of $1.7 million, or $0.27 per share for the quarter ended March 31, 2019 compared to net income of $1.0 million, or $0.20 per share for the same period in 2018.  Income tax expense related to ordinary operations totaled $417 thousand for the first quarter of 2019 compared to $281 thousand for the first quarter of 2018.  Net income before income taxes totaled $2.1 million or $0.34 per share for the quarter ended March 31, 2019 compared to $1.3 million or $0.26 per share for the same period in 2018.  First quarter earnings represented an annualized return on average assets (“ROAA”) of 1.01% and an annualized return on average tangible equity (“ROATE”) of 9.72% for the quarter ended March 31, 2019.

Total interest income increased by $2.1 million for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018, while interest expense on deposits increased by $229 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Great State which added approximately $95.1 million in loans to the Company’s earning assets.  Accretion of purchased loan discounts increased interest income by $526 thousand in the first quarter of 2019 compared to just $158 thousand in the first quarter of 2018, representing an increase of $368 thousand.  The increase came mainly as a result of the Great State merger.

Interest expense on deposits increased by $229 thousand due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $117 thousand in the first quarter of 2019, compared to just $30 thousand in the first quarter of 2018, representing an increase of $87 thousand.  The increase was again due to the Great State merger.

The provision for loan losses was $238 thousand for the quarter ended March 31, 2019, compared to $54 thousand for the quarter ended March 31, 2018.  The reserve for loan losses at March 31, 2019 was approximately 0.68% of total loans, compared to 0.80% at March 31, 2018.  Management’s estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal Bankshares Corporation.  As of March 31, 2019, the remaining unaccreted discount on the acquired loan portfolios totaled $4.4 million.

Total noninterest income was $1.1 million in the first quarter of 2019 compared to $963 thousand in the first quarter of 2018.  Service charges on deposit accounts, as well as other account-based service charges and fees, increased due to the increased number of accounts and deposit balances resulting from the Great State merger.

Total noninterest expenses increased by $1.0 million for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018.  Salary and benefit costs increased by $626 thousanddue to the increase in employees resulting from the Great State acquisition.  Occupancy and equipment expenses increased by $96 thousand and data processing expenses increased by $67 thousand from the first quarter of 2018 to 2019, due to the addition of three branch facilities and two loan production offices from the Great State merger.  Amortization of core deposit intangibles increased by $149 thousand in the quarter to quarter comparison, however, this increase was offset by a decrease of $198 thousand in merger related expenses as no merger related expenses occurred during the first quarter of 2019.

Income tax expense increased by $136 thousand for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018, due mainly to the $787 thousand increase in net income before income taxes.

Balance Sheet

Total assets decreased by $6.9 million from December 31, 2018 to March 31, 2019.  Net loans decreased by $3.0 million due primarily to higher-than-normal paydowns combined with a lower level of new production which is seasonally consistent for the first quarter.  Federal funds sold decreased by $3.3 million, and interest-bearing deposits in banks increased by $3.0 million.

Total deposits decreased by $8.3 million from December 31, 2018 to March 31, 2019.  Noninterest bearing deposits decreased by $566 thousand from December 31, 2018 to March 31, 2019, while interest bearing deposits decreased by $7.7 million over the same time period.  Competition for deposits continues to increase in many of our markets, however, our liquidity position has continued to allow us to fund our balance sheet without “paying up” for high rate, volatile deposits.  As a result, our net interest margin remains strong at a rate of 4.58%.

Stockholders’ equity totaled $77.1 million at March 31, 2019 compared to $75.6 million at December 31, 2018.  The increase was due to earnings of $1.7 million, plus other comprehensive income of $567 thousand, and the payment of dividends of $746 thousand.  Book value increased from $12.17 per share at December 31, 2018 to $12.41 per share at March 31, 2019.

President and CEO, Blake Edwards stated, “We are pleased with the results for the first quarter of 2019.  Our earnings are on track with expectations following our combination last year with Great State.  We continue to add to our lending staff and remain optimistic about growth opportunities in existing and adjacent markets.”

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of or other expectations regarding the Great State merger, future financial performance, and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to:  the ability to implement integration plans associated with the Great State merger, which integration may be more difficult, time-consuming or costly than expected; disruptions to customer and employee relationships and business operations caused by the Great State merger or otherwise; the ability to achieve the expected revenues, cost savings and synergies contemplated by the Great State merger within the expected time frame, or at all; changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder;  monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2019)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
March 31, 2019; December 31, 2018; March 31, 2018

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2019	2018	2018
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$7,827	$8,858	$6,261
Interest-bearing deposits with banks	15,184	12,159	9,587
Federal funds sold	15,685	18,990	3,802
Investment securities available for sale	44,607	45,428	48,943
Restricted equity securities	2,053	2,053	1,378
Loans	533,596	536,465	426,103
Allowance for loan losses	(3,618)	(3,495)	(3,415)
Net loans	529,978	532,970	422,688
Cash value of life insurance	17,521	17,413	17,459
Foreclosed Assets	-	753	-
Properties and equipment, net	20,892	20,685	17,548
Accrued interest receivable	1,979	2,084	1,597
Core deposit intangible	3,673	3,892	1,975
Goodwill	3,257	3,198	-
Deferred tax assets, net	1,342	1,853	2,748
Other assets	9,422	9,948	9,542
Total assets	$673,420	$680,284	$543,528

Liabilities
Deposits
Noninterest-bearing	$159,600	$160,166	$130,058
Interest-bearing	433,955	441,702	353,629
Total deposits	593,555	601,868	483,687

Accrued interest payable	178	89	134
Other liabilities	2,579	2,705	2,486
Total liabilities	596,312	604,662	486,307

Stockholders’ Equity
Common stock and surplus	41,660	41,660	26,166
Retained earnings	36,848	35,929	33,038
Accumulated other comprehensive loss	(1,400)	(1,967)	(1,983)
Total stockholders’ equity	77,108	75,622	57,221
Total liabilities and stockholders’ equity	$673,420	$680,284	$543,528
Book value per share	$12.41	$12.17	$11.40
Tangible book value per share	$11.29	$11.03	$11.00

Asset Quality Indicators
Nonperforming assets to total assets	0.83%	0.93%	0.85%
Nonperforming loans to total loans	1.05%	1.04%	1.08%
Allowance for loan losses to loans at end of period	0.68%	0.65%	0.80%

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2019 and 2018

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2019	2018
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,121	$5,086
Interest-bearing deposits in banks	58	19
Federal funds sold	70	31
Interest on taxable securities	276	303
Dividends	14	9
	7,539	5,448
Interest expense
Deposits	590	361
Interest on borrowings	-	-
	590	361
Net interest income	6,949	5,087

Provision for loan losses	238	54
Net interest income after
provision for loan losses	6,711	5,033

Noninterest income
Service charges on deposit accounts	360	345
Other service charges and fees	513	412
Net realized losses on securities	(14)	(4)
Mortgage origination fees	84	77
Increase in cash value of life insurance	108	111
Other income	21	22
	1,072	963
Noninterest expenses
Salaries and employee benefits	3,157	2,531
Occupancy and equipment	725	629
Foreclosed asset expense, net	1	(3)
Data processing expense	369	302
FDIC Assessments	72	69
Advertising	135	116
Bank franchise tax	111	105
Director fees	60	57
Professional fees	182	124
Telephone expense	114	93
Core deposit intangible amortization	219	70
Merger related expenses	-	198
Other expense	556	410
	5,701	4,701
Net income before income taxes	2,082	1,295

Income tax expense	417	281
Net income	$1,665	$1,014

Net income per share	$0.27	$0.20
Weighted average shares outstanding	6,213,275	5,021,376
Dividends declared per share	$0.12	$0.10

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